Exhibit 99.1

For Immediate Release

AVI BioPharma Names Dr. Leslie Hudson
as Chief Executive Officer

PORTLAND, Ore. — Feb. 11, 2008 — AVI BioPharma, Inc. (Nasdaq: AVII), today announced that the company’s board of directors has named Leslie Hudson, Ph.D., as chief executive officer effective immediately. Dr. Hudson, who also joins the board as a director, brings more than 20 years of leadership experience in the biopharmaceutical and pharmaceutical industries and succeeds K. Michael Forrest, who has served as interim CEO for AVI since March 2007. Mr. Forrest will remain on the board of directors.

“Following an extensive business evaluation and search for a well–credentialed executive to direct the commercial development of our proprietary third generation antisense NeuGene® technology, we are pleased to welcome Dr. Hudson as AVI’s CEO,” said Jack L. Bowman, chairman of AVI. “We believe Dr. Hudson’s proven leadership qualities and wealth of experience in successful drug development and commercialization make him the ideal candidate to lead our company at this critical juncture.”

“I am delighted with this extraordinary opportunity to lead AVI, a company with novel technology that has exceptional potential for treating important, unmet medical needs,” Dr. Hudson said. “AVI has embarked on a plan to test and commercialize NeuGene–based drugs. It will be my pleasure to work with the board of directors, senior management and staff at AVI to bring further speed and focus to this process and thus enhance shareholder value.”

Until January this year, Dr. Hudson served as interim president and CEO of publicly traded Nabi Biopharmaceuticals where he led the reorganization and turnaround of the company.

His previous industry appointments included CEO and president of DOV Pharmaceutical Inc., a publicly traded biopharmaceutical company, and several senior positions at Pharmacia Corporation, including senior vice president of research and exploratory development, as well as general manager and group vice president of the ophthalmology business unit. He previously worked at Glaxo Wellcome (now GlaxoSmithKline plc) in several senior positions, including vice president for discovery research.

Dr. Hudson received his Ph.D. from the Faculty of Medicine at the Department of Immunology, Middlesex Hospital Medical School, University of London, and his bachelor’s degree in zoology summa cum laude from the Imperial College of Science, Technology and Medicine, at the University of London. Dr. Hudson is also an associate of the Royal College of Science.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life–threatening diseases using third–generation NeuGene antisense drugs and ESPRIT exon skipping technology. AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy. AVI’s NeuGene compounds are also designed to treat cardiovascular restenosis, and aid in coronary artery bypass graft (CABG) procedures. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to combat disease by targeting single–stranded RNA viruses, including Marburg virus, Ebola Zaire virus, and H5N1 avian influenza virus. More information about AVI is available on the company’s Web site at www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward–looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

Contact:

AVI BioPharma, Inc.
Michael Hubbard, 503-227-0554
hubbard@avibio.com
or
Lippert/Heilshorn & Associates Inc. (Investors)
Jody Cain, 310-691-7100
jcain@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com
or
Waggener Edstrom Worldwide Healthcare (Press)
Jenny Moede, 503-443-7000
jmoede@waggeneredstrom.com